Exhibit 21.1

Subsidiaries of Krispy Kreme, Inc.
As of December 29, 2024

Name of Subsidiary		Jurisdiction of Formation
1.	1456212 Ontario Inc.	Canada
2.	Awesome Doughnut, LLC	Delaware
3.	Cotton Parent, Inc.	Delaware
4.	Glaseadas Originales S.L.	Spain
5.	Glaze International Holding Ltd.	England & Wales
6.	Glazed Brasil, S.A.	Brazil
7.	HDN Development Corporation	Kentucky
8.	HDN Motor Coach, LLC	North Carolina
9.	Insomnia Cookies Canada, LLC	Delaware
10.	Insomnia Cookies Canada, ULC	British Columbia
11.	Insomnia Cookies Holdings, LLC	Delaware
12.	Insomnia Cookies, LLC	Delaware
13.	Insomnia Cookies Operators, LLC	Delaware
14.	Insomnia Cookies UK Ltd	England & Wales
15.	KK Canada AcquisitionCo Inc.	Canada
16.	KK Canada HoldCo ULC	British Columbia
17.	KK Canada Holdings, LLC	Delaware
18.	Krispy K Canada Inc.	Canada
19.	Krispy Kreme Australia PTY Ltd.	Australia
20.	Krispy Kreme Canada, Inc.	North Carolina
21.	Krispy Kreme Doughnut Corporation	North Carolina
22.	Krispy Kreme Doughnuts DMCC	United Arab Emirates
23.	Krispy Kreme Doughnuts, Inc.	North Carolina
24.	Krispy Kreme Doughnuts France SAS	Republic of France
25.	Krispy Kreme Holding UK Ltd.	England & Wales
26.	Krispy Kreme Holdings PTY Ltd.	Australia
27.	Krispy Kreme Ireland Limited	Republic of Ireland
28.	Krispy Kreme Japan Co., Ltd.	Japan
29.	Krispy Kreme Mexico Holding, S.A. P.I. de C.V.	Mexico
30.	Krispy Kreme Mexico S. de R.L. de C.V.	Mexico
31.	Krispy Kreme New Zealand Limited	New Zealand
32.	Krispy Kreme Servicios Administrativos, S.A. de C.V.	Mexico
33.	Krispy Kreme Texas, LLC	Delaware
34.	Krispy Kreme UK Limited	England & Wales
35.	Serve U Brands Inc.	New York
36.	Sonoflou, LLC	Delaware
37.	W.K.S. Krispy Kreme, LLC	Delaware